                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 15

     Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                                                               001-14308
                                                         Commission File Number

                             THE PARTS SOURCE, INC.
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             (Exact name of registrant as specified in its charter)


             1751 SOUTH MISSOURI AVENUE, CLEARWATER, FLORIDA 33756
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    COMMON STOCK, PAR VALUE $.001 PER SHARE
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            (Title of each class of securities covered by this Form)


                                     NONE.
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      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ ]           Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(1)(ii)   [ ]           Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(i)    [ ]           Rule 12h-3(b)(2)(ii)   [ ]
         Rule 12g-4(a)(2)(ii)   [ ]           Rule 15d-6             [X]
         Rule 12g-3(b)(1)(i)    [ ]

Approximate number of holders of record as of the certification or notice date:

                                       1
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
The Parts Source, Inc. has caused this notice to be signed on its behalf by the undersigned duly authorized person.



DATE: May 7, 1999                         BY: /s/ Thomas D. Cox
                                             ----------------------------------
                                                  THOMAS D. COX, President and
                                                  Chief Executive Officer